UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.                )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Edwards Lifesciences Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Edwards Lifesciences Spring 2020 Stockholder Engagement

Use of Non-GAAP Financial Measures Unless otherwise indicated, all figures are GAAP financial measures. A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is available at www.edwards.com. The Company is not able to provide a reconciliation of future projections that exclude special items to expected reported results due to the unknown effect, timing and potential significance of special charges or gains, and management’s inability to forecast charges associated with future transactions and initiatives

We Request Your Support at the 2020 Annual Meeting of Stockholders Proposal 1. FOR Election of Eight Director Nominees Proposal 2. FOR Advisory Vote to Approve Named Executive Officer Compensation Proposal 3. FOR 2020 Nonemployee Directors Stock Incentive Program Proposal 4. FOR Amendment of the Certificate of Incorporation to Increase the Number of Authorized Shares for a 3:1 Stock Split Proposal 5. FOR Ratification of the Appointment of Our Independent Registered Public Accounting Firm Proposal 6. AGAINST Stockholder Proposal Regarding Action by Written Consent The Board asks that you vote FOR all management proposals and AGAINST the stockholder proposal

Edwards Lifesciences

Edwards Lifesciences at a Glance

COMPANY OVERVIEW

$43 B
Market Capitalization[1]

~14,000
Global Employees

50%+
Employees are Millennials or Gen. Z

~2,000
Engineers

4,700+
Issued and Pending Patents

100+
Countries Served

SALES OVERVIEW[2]


Rest of World 10%
Japan 10%
US 58%
Europe 22%


TMTT(3) 1%
Critical Care 17%
TAVR(4) 63%
Surgical 19%

97% of sales from products with
#1 global market share

PATIENT-FOCUSED INNOVATION STRATEGY

Focus
Singular focus on the large unmet needs of structural heart and critically ill patients

Innovation
Pioneer breakthrough technologies with compelling evidence

Leadership
Lead groundbreaking standards of care through trusted relationships

[1] Capital IQ, as of February 28, 2020; [2] 2019 net sales; [3] Transcatheter Mitral and Tricuspid Therapies ("TMTT"); [4] Transcatheter Aortic Valve Replacement ("TAVR")

4

Edwards’ Patient-Focused Strategy Has Produced Exceptional Long-Term Results Focused on opportunities where patient demand is very large Track record of triple wins: Improved outcomes Enhanced quality of life Cost effectiveness Long-term investments have yielded high-value, organic growth Edwards Adjusted Sales(1) ($ in billions) 2010-2019 Total Stockholder Return(2) 1 Guidance as of February 28, 2020; not an update; 2 Capital IQ, reflecting performance from January 1, 2010 through December 31, 2019; 3 S&P Healthcare Equipment Select Industry Index (3) 974% 378% 257%

The Compensation Committee maintains formal criteria for selecting director nominees who will best serve the interests of Edwards and its stockholders All members of the Board are highly engaged in the process of, and discussions regarding, refreshment, and evaluate whether a candidate’s skills and experience are complementary to the existing Board and Company strategy The Board carefully considers the skills, experiences and diversity of its members as part of its robust process for evaluation, education and refreshment Highly Independent & Experienced Board of Directors William J. Link, Ph.D. Compensation and Governance Committee Chair Joined in 2009 Managing Director and Co‑Founder, Versant Ventures Michael A. Mussallem Joined in 2000 CEO and Chairman, Edwards Lifesciences Board Evaluation & refreshment As part of our ongoing refreshment efforts, this year the Board nominated Ramona Sequeira to serve as a director and appointed Martha Marsh as Lead Independent Director, following the planned retirement of Wesley von Schack. Ms. Marsh has more than 30 years of experience in an increasingly complex and evolving healthcare system as a president and chief executive officer, and years of board experience, including corporate governance chairmanships Kieran T. Gallahue Joined in 2015 Former Chairman and CEO, CareFusion Corporation Leslie S. Heisz Audit Committee Chair Joined in 2016 Former Managing Director, Lazard Frères & Co. Steven R. Loranger Joined in 2016 Former Chairman, President and CEO, ITT Corporation Martha H. Marsh Lead Independent Director Joined in 2015 Retired President and CEO, Stanford Hospital & Clinics Nicholas J. Valeriani Joined in 2014 Former CEO, West Health Institute; Former EVP, Johnson & Johnson The Board’s thoughtful refreshment process ensures a balanced and diverse set of directors who collectively strengthen the Board’s oversight and promote long-term stockholder value creation Ramona Sequeira 2020 nominee President, Takeda Pharmaceuticals USA, Inc.

Board Composition Aligned with Corporate Strategy DIRECTOR SKILLS, EXPERIENCE & EXPERTISE Medical Technology Industry Experience Executive International Experience Corporate Governance Regulatory and Compliance Senior Leadership Operations Management Human Resources Financial Reporting Innovation / Technology Risk Management Risk Oversight Finance and Financial Industry As codified in the Compensation Committee’s charter, the Company “seeks a board with diversity of background among its members, including diversity of experience, gender, race, ethnic or national origin and age.” We believe that diverse backgrounds and experiences strengthen Board performance and promote long-term stockholder value creation 37.5% Women Average Age: 64 years Average Tenure: 7 years

Strong Independent Leadership with Proven Results EFFECTIVE INDEPENDENT OVERSIGHT Serve as the principal liaison between the independent members of the Board and the Chairman as well as other members of management Approve Board meeting agendas and relevant information provided to the Board Approve Board meeting schedules to ensure there is sufficient time for discussion of all agenda items Coordinate the activities of the independent directors, including calling meetings of the independent directors as necessary and appropriate to address their responsibilities Provide feedback to management from the Board’s executive sessions Provide advice, counsel and support to the Chairman Consult and directly communicate with major stockholders, as appropriate, including participation in the Company’s stockholder outreach efforts Independent directors regularly evaluate the Board’s leadership structure Independent directors annually select a member to serve as Lead Independent Director if the Chairman is not independent The independent directors believe the current leadership structure fosters a constructive relationship with management, allowing the Board to most effectively carry out oversight duties The Board adheres to strong governance practices that promote active, independent oversight of the Company Lead Independent Director responsibilities expanded in recent years based on investor feedback and align with Board expectations of the position ROBUST Lead Independent Director Responsibilities We are confident that our new Lead Independent Director, Martha Marsh, is well-positioned to provide the independent leadership that best serves the long-term interests of Edwards and its stockholders

Commitment to Stockholder Engagement and Responsiveness We have reached out to holders of >50% of our outstanding stock each year since 2015 to discuss topics of interest with our investors Our Lead Independent Director has been an active member of our engagement team and feedback received through our proactive outreach program directly informs Board decisions Discussion topics include: Governance features and stockholder rights Board composition, evaluation, refreshment and leadership structure Compensation program and alignment between pay and long-term performance results Sustainability efforts and internal oversight processes Board oversight of human capital management and diversity Elimination of supermajority voting Adoption of majority voting in director elections Reduction in special meeting threshold from 25% to 15% Adoption of proxy access right Enhancements to formal responsibilities for Lead Independent Director role Our track record of proactive engagement on strategy, governance, and sustainability matters has led to meaningful changes to our existing practices OUTCOMES

History of Engagement and Responsiveness on Written Consent Investor outreach to holders of 51% of outstanding shares Discussion themes All stockholders approved of the Board’s engagement process; all but one stockholder considered the decision to lower the special meeting threshold to be responsive to the 2015 proposal 2015 Investor outreach to holders of 54% of outstanding shares Discussion themes Investors strongly favored right to call special meeting over right to act by written consent, believed Board should be responsive to vote outcome 2016 Investor outreach to holders of 55% of outstanding shares Discussion themes Topics discussed included Board composition and evaluation processes, as well as recent enhancements to the compensation program Investor outreach to holders of 59% of outstanding shares Discussion themes Several stockholders expressed support for our approach to special meeting rights/written consent; other topics discussed included Board refreshment and leadership structure, and Board oversight of sustainability Investor outreach to holders of 56% of outstanding shares Discussion themes Topics discussed included recent updates to the Lead Independent Director responsibilities, Board refreshment efforts, and key human capital management initiatives 2017 2018 2019 Based on investor feedback, in February 2016, the Board amended our Bylaws to reduce the threshold for the special meeting right from 25% to 15% of our outstanding shares 23.7% Written Consent Proposal Support 50.8% Written Consent Proposal Support Ongoing active stockholder engagement efforts, and a vote on the same proposal in 2018, affirms that most stockholders are comfortable with our existing practices Our Board and management team continues to engage annually with our stockholders to discuss areas of focus and ensure that we are maintaining governance practices that are aligned with our stockholders’ interests

Stockholder Proposal: Written Consent Our existing stockholder rights, including our special meeting threshold of 15%, reflect our specific circumstances and direct feedback from our stockholders received through extensive engagement Over the past decade, EW has always had at least one stockholder at or above approximately 8% ownership Approximately two-thirds of that time, EW has had at least one stockholder with ownership >10% Four different institutions have owned at least 10% of EW’s stock at some point during that time Why Our Current Special Meeting Right Benefits EW STOCKholders Why Written Consent Does Not Make Sense for EW STOCKholders Is the product of substantial Board efforts, including multiple rounds of stockholder engagement, and is consistent with feedback received over the past five years, as confirmed in the outcome of the 2018 vote on the same stockholder proposal Provides stockholders with a meaningful opportunity to act in between annual meetings Provides all stockholders with an opportunity to discuss the merits of a proposed action in an organized fashion Allows the Board to make a thoughtful and informed recommendation about all proposed actions Current 15% threshold is reflective of EW’s history of concentration in its stockholder base Only 17% of S&P 500 companies provide stockholders a special meeting right with a threshold at or below 15% Is not consistent with the overwhelming feedback previously received from stockholders on this specific issue Does not require advance notice to all stockholders for proposed actions Deprives all stockholders of the right to be consulted on key matters impacting their investment Reduces transparency into the rationale for key actions Enables short-term or special interest stockholders to approve proposals that are not in the interests of all stockholders 15% special meeting threshold was determined by the Board based on EW’s history of significant stockholder concentration